Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CYTOCORE, INC.
     CytoCore, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify and say:
     1. The name of the corporation is CytoCore, Inc.
     2. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation’s Certificate of Incorporation (as amended to date) and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation. The text of the proposed amendment is as follows:
Article FOURTH of the Certificate of Incorporation: shall be amended by deleting Section 4.1 of Article FOURTH thereof in its entirety and substituting therefore the following:
     “Section 4.1. The total number of shares of stock which the Corporation is authorized to issue is Five Hundred Ten Million (510,000,000) shares, comprised of Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share.”
     3. That said amendment, having been duly proposed and recommended buy the Board of Directors of the Corporation, was considered by the stockholders of the corporation at the annual meeting of stockholders, duly called and held upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.
     4. That said amendment was duly adopted by the holders of a majority of the outstanding stock for each class of stock of the Corporation entitled to vote thereon, in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     The undersigned, Chief Financial Officer of the Corporation hereby makes this Certificate, declaring and certifying that the facts stated herein are true, and has accordingly set his hand this 27th day of June 2007.

CYTOCORE, INC.
By:	/s/ Robert F. McCullough, Jr.
Robert F. McCullough, Jr.
Chief Financial Officer